Exhibit 10.28

CLIFTON HOUSE, 1 MARSTON ROAD, ST. NEOTS CAMBS PE19 2HN
TEL +44(0)1480 224000 FAX +44(0)1480 224063

13 January 2004

Mr J S Prosser
Sealed Air Limited
Clifton House
1 Marston Road
St. Neots
Cambridgeshire
PE19 2HN

Dear Stuart

        The Sealed Air UK Pension Plan (the 'Plan')—Your own benefits

        You will be aware that early retirement under the rules of the Plan requires Company consent.

        The purpose of this letter is to confirm Sealed Air Limited's consent to your taking retirement benefits on 31st December 2005, or at such other time as is mutually agreed, and that the early retirement factors that will be applied in your case are as currently set out in the Plan Booklet. These are reproduced below for the avoidance of doubt.

Years Early	Early Retirement Factor (%)
1	100
2	100
3	100
4	100
5	100
6	98
7	96
8	94
9	91
10	87

        Should the Plan trustees wish to apply a different early retirement factor when you retire than those shown above, which would result in you receiving a lower pension than would otherwise have applied under the terms of this letter, Sealed Air Limited will use its best endeavours to procure the trustees to use the above factors and will make such additional contributions to the Plan as may be requested by the trustees, on the advice of the Plan's Actuary, to ensure the funding position of the Plan is not adversely effected by the application of the above factors, in place of the factors which the trustees might otherwise wish to apply. I have copied this letter to Graham Horlock as Chairman of the Trustees for his information.

        The fact that the Company has already given its consent to your taking early retirement on the above terms should be taken account of when considering the funding of the Plan and in respect of your own benefits when it comes to assessing the value of your accrued benefits on 'A Day' for the purposes of setting your own lifetime limit under the proposed UK tax regulations.

Yours sincerely

/s/ William V. Hickey

Mr William V. Hickey
 Director

cc.
Graham Horlock
 Chairman of The Sealed Air UK Pension Plan